Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 No. 333-xxxxx) and related Preliminary Prospectus-Offer to Exchange of Chipotle Mexican Grill, Inc. ("Chipotle") for the exchange of up to 16,539,967 shares of Chipotle's class B common stock in the aggregate for outstanding shares of common stock of McDonald's Corporation and to the incorporation by reference therein of our reports dated February 20, 2006, with respect to the consolidated financial statements of McDonald's Corporation, McDonald's Corporation's management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of McDonald's Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
September 5, 2006